EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 No. 333-65584 of Natus Medical Incorporated and subsidiaries of our report dated March 4, 2005 relating to the consolidated financial statements and financial statement schedule of Natus Medial Incorporated included in this Annual Report on Form 10-K.

/s/    BDO Seidman, LLP

San Francisco, California

March 29, 2005